                                                                   Exhibit 10.15




                     STOCK PURCHASE AND SETTLEMENT AGREEMENT

         THIS STOCK PURCHASE AND SETTLEMENT AGREEMENT, dated as of October 31, 2003 (this "Agreement"), is entered into by and among Empire Financial Holding Company, a Florida corporation (the "Company"), Henry N. Dreifus, Kevin M. Gagne, Bradley L. Gordon and John J. Tsucalas (collectively, the "Director Defendants"), Richard L. Goble First Revocable Trust dated 5/13/1999 and Richard
L. Goble, an individual residing in Seminole County, Florida (collectively, "Goble").

         WHEREAS, Goble is the beneficial owner of 2,088,000 shares (the "Goble Shares") of Common Stock, $0.01 par value, of the Company (the "Common Stock");

         WHEREAS, Goble desires to sell, and the Company desires to purchase, all of the Goble Shares, all on the terms set forth in this Agreement and the agreements referred to herein;

         WHEREAS, the Company owns all of the issued and outstanding capital stock (collectively, the "Advantage Stock") of Advantage Trading Group, Inc., a Florida corporation ("Advantage");

         WHEREAS, the Company desires to sell, and Goble desires to purchase, the Advantage Stock, all on the terms set forth in a Stock Purchase Agreement to be executed simultaneously with this Agreement;

         WHEREAS, Goble was a co-founder of the Company and has been a director of the Company from its creation until the Effective Date and has been an officer and employee of the Company from its creation through May 28, 2003;

         WHEREAS, Goble was a co-founder of Advantage and has been an employee, officer and director of Advantage from its creation through May 28, 2003 and was the senior executive of Advantage from its creation through May 28, 2003;

         WHEREAS, certain controversies have arisen between Goble and the Company;

         WHEREAS, the parties hereto wish to compromise and settle all of the outstanding controversies between and among the parties and enter into a mutual release, all on the terms set forth in this Agreement, the mutual release and the other agreements referred to herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       THE GOBLE STOCK PURCHASE.

         1.1. PURCHASE AND SALE OF GOBLE SHARES. As of the Effective Date and subject to, and on the terms and conditions of, this Agreement, the Company will purchase from Goble, and Goble will sell, transfer, convey, assign and deliver to the Company all of the Goble Shares, free and clear of all liens, claims, restrictions and encumbrances of any kind whatsoever.



Company:________                                                  Goble:________

         1.2. PURCHASE PRICE FOR GOBLE SHARES. As of the Effective Date, the Company shall purchase the Goble Shares for the aggregate consideration of (a) all of the Advantage Stock and (b) a promissory note in the principal amount of $400,000, subject to the provisions set forth in this Agreement. In addition to the foregoing consideration, the Company will pay, on behalf of Goble, the consideration described in Section 1.2 (a), (c) and (d) of that certain Stock Purchase Agreement, dated of even date herewith, among Goble, Gagne First Revocable Trust (the "Gagne Trust") and Kevin M. Gagne, relating to the sale by the Gagne Trust of all of the capital stock owned by the Gagne Trust in G&G Holdings, Inc. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to deliver the Advantage Stock to Goble until the Approval Date (as hereinafter defined). As used in this Agreement, the term "Approval Date" shall mean the date that the Company and Goble shall have received all government and regulatory approvals necessary or desirable in connection with the proposed change in ownership of Advantage or the waiting period imposed by any government or regulatory agency relating to such change in ownership shall have lapsed.

         1.3. EFFECTIVE DATE OF THE TRANSACTIONS. The purchase and sale of the Goble Shares and the transactions contemplated by this Agreement (other than the transfer of the Advantage Stock) and the agreements described below shall all be effective as of the opening of business on Thursday, November 6, 2003 (the "Effective Date"). The transfer of the Advantage Stock shall be effective as of the Approval Date. Simultaneously with the execution of this Agreement, the following certificates, agreements, notes and other documents shall be held in escrow by legal counsel to Goble and the Company:

                  (a) A certificate or certificates, as the case may be, or other evidence of ownership representing the Goble Shares, duly endorsed by Goble, accompanied by any necessary transfer stamps, and otherwise in form for transfer to the Company, free and clear of all liens, claims, restrictions and encumbrances of any kind whatsoever.

                  (b) A promissory note executed by the Company in the aggregate principal amount of $400,000.

                  (c) A mutual release executed by the Company and Goble, providing for certain releases by the Company and Goble.

                  (d) A resignation letter providing for Goble's resignation from all positions that he may hold with the Company and all of its subsidiaries.

                  (e) An irrevocable proxy executed by Goble voting all of the Goble Shares in favor of the Company's nominees to be directors of the Company and for any other matter properly presented to the shareholders of the Company at its 2003 annual meeting of shareholders or any adjournment thereof.

                  (f) An irrevocable proxy executed by the Company granting Goble the authority to vote the Advantage Stock at any annual or special meeting of the shareholders of Advantage.

Company:________                                                  Goble:________

                  (g) G&G and the Company will execute an amendment to that certain Lease Agreement, dated August 13, 1999, as amended on October 14, 2000 and March 28, 2002, which was originally between G&G and Empire Financial Group, Inc.

                  (h) A resignation letter executed by each officer and director of Advantage providing for his resignation from all positions that he may hold with Advantage.

The foregoing certificates, agreements, notes and other documents are collectively referred to herein as the "Other Agreements." Each of the Other Agreements shall immediately and without any further action by the Company and Goble be automatically released from escrow and delivered to the appropriate party no later than 10:30 a.m. on Thursday, November 6, 2003.

         Simultaneously with the execution of this Agreement, a certificate or certificates, as the case may be, or other evidence of ownership representing the Advantage Stock, duly endorsed by the Company, accompanied by any necessary transfer stamps, and otherwise in form for transfer to the Goble, free and clear of all liens, claims, restrictions and encumbrances of any kind whatsoever shall be held in escrow by legal counsel to the Company. The certificate or certificates representing the Advantage Stock shall immediately and without any further action by the Company and Goble be automatically released from escrow and delivered to Goble on the Approval Date.

2.       REGULATORY FILINGS.

         The Company and Goble (a) shall promptly file a notice with the National Association of Securities Dealers, Inc.("NASD") advising the NASD of the proposed change in ownership of Advantage and shall promptly make any other filings necessary or desirable in connection with the proposed change in ownership of Advantage and (b) shall use their commercially reasonable efforts to obtain any regulatory approvals necessary of desirable in connection with the transfer of the Advantage Stock from the Company to Goble.

         In addition, the Company (a) shall promptly file a new Form U-5 with the National Association of Securities Dealers, Inc.("NASD") to reflect that Goble voluntarily resigned from the Company and each of its subsidiaries on the Effective Date, but effective for all purposes as of May 28, 2003; and (b) shall use commercially reasonable efforts to cooperate with Goble in seeking to expunge all Form U-5s and other prior regulatory filings made by the Company with the NASD in connection with Goble's purported termination as an employee of the Company, including, without limitation, to jointly and promptly seek the entry of a stipulated order to be entered into by the circuit court upon approval of this Agreement.

3.       REPRESENTATIONS AND WARRANTIES.

         3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Goble as follows:

                  (a) CORPORATE POWER. The Company has the requisite corporate power and

Company:________                                                  Goble:________
                           authority to enter into this Agreement and consummate the transactions contemplated hereby.

                  (b) AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

                  (c) NO DEFAULTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not constitute a breach or violation of, or a default under, the Company's articles of incorporation or bylaws or Section 607.06401 of the Florida Business Corporation Act.

                  (d) COMPANY REPORTS. The Company's Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 did not contain at the time filed any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading to a reasonable investor in connection with such reasonable investor's decision to sell shares of Common Stock.

                  (e) ABSENCE OF CERTAIN CHANGES AT THE COMPANY. Since June 30, 2003, there has not been any event, occurrence, development or state of circumstances or facts which would be material to a reasonable investor's decision to sell shares of Common Stock, other than as set forth in the Disclosure Letter.

                  (f) INFORMATION REGARDING ADVANTAGE. The Company has delivered to Goble all information requested by Goble relating to the business and operations of Advantage since May 28, 2003, and such information did not contain at the time delivered to Goble any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading to a reasonable investor in connection with such reasonable investor's decision to purchase the Advantage Stock.

                  (g) ABSENCE OF CERTAIN CHANGES AT ADVANTAGE. Since May 28, 2003, there has not been any event, occurrence, development or state of circumstances or facts which would be material to a reasonable investor's decision to purchase the Advantage Stock, other than as set forth in the Disclosure Letter.

         3.2. REPRESENTATIONS AND WARRANTIES OF GOBLE. Goble represents and warrants to the Company that (a) this Agreement is a legal, valid and binding obligation of Goble, enforceable against Goble in accordance with its terms, (b) Goble is the sole beneficial owner of the Goble Shares and has the right to sell the Goble Shares to the Company as contemplated by this Agreement, (c) after consummation of the transactions contemplated by

Company:________                                                  Goble:________
this Agreement Goble will not be the beneficial owner, directly or indirectly, of any shares of Common Stock or have the right, directly or indirectly, to acquire any shares of Common Stock and (d) Goble has returned to the Company, previously or simultaneously with the execution of this Agreement, all books, documents and records of the Company (whether copies or originals and whether on paper or stored electronically, including tape recordings or any conversations involving any employee of the Company) that are, directly and indirectly, in his possession, custody or control.

4.       EMPLOYMENT AGREEMENT.

         As of the Effective Date, the Company and Goble agree that the Employment Agreement shall be terminated in all respects, with the exception of
Section 6.1(a): "Confidential Information" and Section 6.1(b): "Rights to Inventions, Patents and Copyrights" which shall survive until October 31, 2006, and Section 6.2: "Non-solicitation of Employees" and Section 6.3: "Covenant Not to Compete" which shall survive until October 31, 2005. Notwithstanding anything in the Employment Agreement to the contrary, Goble shall have the right to own the Advantage Stock and operate the business of Advantage (including creating a trading operation), but shall not have the right to operate a retail brokerage business until after October 31, 2004, except for the account of himself, his immediate family members and any full-time employees of Advantage.

5.       ACQUISITION OF CAPITAL STOCK.

         As of the Effective Date, Goble agrees that until December 31, 2023, he will not, directly or indirectly, become the beneficial owner of any shares of capital stock of the Company or have the right, directly or indirectly, to acquire or to vote any shares of capital stock of the Company. As used in this Agreement, the term "beneficial owner" shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. Until December 31, 2023, each of the Company and Gagne will not, directly or indirectly, become the beneficial owner of any shares of capital stock of Advantage or have the right, directly or indirectly, to acquire or to vote any shares of capital stock of Advantage.

6.       SHAREHOLDERS AGREEMENT; VOTING AGREEMENT.

         As of the Effective Date, the parties acknowledge and agree that the transfer restrictions contained in that certain shareholders agreement, dated as of March 13, 2000, by and among Goble, the Company and Gagne (the "Shareholders Agreement"), are hereby waived. As of the Effective Date, the parties further acknowledge and agree that the Shareholders Agreement and that certain Voting Agreement, dated March 13, 2000, by and between Goble and Gagne shall be, and hereby is, deemed to be null and void in all respects. As of the Effective Date, Goble agrees to vote all shares of Common Stock beneficially owned by Goble in favor of the election of the Company's nominees for director and for approval of the Company's Amended and Restated 2000 Stock Option Plan at the Company's 2003 annual meeting of stockholders or any adjournment thereof.

7.       OPERATIONS OF ADVANTAGE.

         From the Effective Date through the Approval Date (the "Interim Period"), the Company shall cause Goble to be the sole director of Advantage and Goble agrees to operate Advantage in

Company:________                                                  Goble:________
the normal course of business, consistent with past practices and in compliance with all applicable rules and regulations. During the Interim Period, Goble will not represent or advise any person that he is the owner of Advantage. Goble agrees that he will take all actions necessary or desirable to cause Advantage (without any charge or expense of any kind whatsoever to the Company or its subsidiaries) (a) to complete as soon as reasonably practicable, but in no event later than December 15, 2003, the deconversion process currently underway with respect to the transfer of the customer accounts of Empire Financial Group, Inc. to Penson Financial Services, Inc. and (b) to provide to the customers of Empire Financial Group, Inc. all 2003 year-end reports and information statements (including, without limitation, Form 1099's, Form 1042's and Form 5498's) that Advantage has historically provided to such customers.

8.       ASSETS OF ADVANTAGE; LIABILITIES OF ADVANTAGE.

         On or before the Effective Date, Goble acknowledges and agrees that the Company shall have the right to cause Advantage to distribute to the Company all of the assets of Advantage (except for furniture, desks, equipment, and other tangible assets used in the business or operation of Advantage and located in the space currently utilized by Advantage, software developed and utilized by Advantage, the websites located at and the domain names AdvantageTrading.com and Advantageclearing.com, office furniture that was as of May 28, 2003 located in the office then occupied by Goble, three computer servers [which will be relocated at the Company's expense to Advantage's space and which will contain the Xavier, E-blotter and Scan Document programs] and all books and records relating to the business or operations of Advantage), including without limitation, copies of all books and records relating to the business or operations of Advantage, all tax gains or losses, fully-paid, licensed copies of all software developed and utilized by Advantage, all receivables relating to the business or operation of the Company prior to the Effective Date and all cash or cash equivalents of Advantage, provided, however, that the Company will cause the cash and cash equivalents (including deposits, securities held, security fails, moneys due from correspondents, trade receivables and other similar items) of Advantage to be equal to $1,000,000 on the Effective Date (the "Cash Balance"). The Company shall cause Advantage to pay all liabilities incurred by Advantage in the ordinary course of business prior to the Effective Date, including, without limitation, Advantage's pro rata portion of its lease obligation and employee salaries and commissions incurred prior to the Effective Date and all obligations or liabilities not incurred in the ordinary course of business during the period from May 28, 2003 to the date immediately prior to the Effective Date. The parties understand and agree that Advantage (and not the Company) shall remain obligated for all liabilities, fines and other costs and expenses incurred by Advantage in connection with the pending NASD investigation of Advantage and all other regulatory investigations regarding Advantage (except for investigations that arise solely in connection with the operations of Advantage from May 28, 2003 to the date immediately prior to the Effective
Date).

         As an accommodation to the orderly transition of Advantage as an independent business operation, the Company will permit Advantage for a period of 30 days from the Effective Date to utilize the Company's existing e-mail and telephone systems related to the business and operations of Advantage and have access to the Company's scanners, shredders and copy machines located on the first floor of the Company's space for the normal and customary use of Advantage. Advantage shall promptly pay to the Company the costs associated with utilizing the telephone system,

Company:________                                                  Goble:________
including, without limitation, line charges and long distance charges and also Advantage's pro rata portion (based on the square feet utilized) of any electricity bills received by the Company that cover the space utilized by Advantage. Advantage shall have the right to retain its current Internet and e-mail addresses utilized in its business and shall have the right to the following telephone numbers: 800-707-0278, 407-774-6281, 407-774-2275 and
407-551-0435. The Company will reasonably cooperate in the transfer of such e-mail addresses and telephone numbers to Advantage. Goble acknowledges and agrees that Advantage will not, directly or indirectly, have administrative or supervisory access to the Company's e-mail and telephone systems.

         As soon as practical (and in no event later than 45 days after the Effective Date), Company shall cause to be prepared and delivered to Goble (i) a detailed statement setting forth the Cash Balance of Advantage as of the Effective Date (the "Cash Balance Calculation"). The Cash Balance Calculation shall be prepared in accordance with the terms of this Agreement. Goble shall be entitled to review the Cash Balance Calculation and any working papers, trial balances and similar materials relating to the Cash Balance Calculation prepared by the Company. Goble shall provide the Company and its accountants with timely access, during Advantage's normal business hours, to Advantage's personnel, properties, books and records to the extent related to the determination of the Cash Balance Calculation.

         Within 30 days after delivery to Goble of the Company's statements of the Cash Balance Calculation, Goble may deliver to the Company a written report ("Goble's Report") prepared by Goble's accountants ("Goble's Accountants") advising the Company either that Goble's Accountants (A) agree with the Cash Balance Calculation, or (B) deem that one or more adjustments are required. The costs and expenses of the services of Goble's Accountants shall be borne by Goble. If the Company shall concur with the adjustments proposed by Goble's Accountants, or if the Company shall not object thereto in a writing delivered to Goble within 30 days after the Company's receipt of Goble's Report, the Cash Balance Calculation set forth in Goble's Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud. If Goble does not submit Goble's Report within the 30-day period provided herein, then the Cash Balance Calculation as prepared by the Company shall become final and shall not be subject to further review, challenge or adjustment absent fraud.

         In the event that Goble submits Goble's Report and the Company and Goble's Accountants are unable to resolve the disagreements set forth in such report within 30 days after the date of Goble's Report, then such disagreements shall be referred to a recognized firm of independent certified public accountants selected by mutual agreement of the Company and Goble (the "Settlement Accountants"), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud. The Settlement Accountants shall use their best efforts to reach a determination not more than 30 days after such referral. The costs and expenses of the services of the Settlement Accountants shall be paid by Goble if (A) the difference between (i) the Cash Balance Calculation resulting from the determination of the Settlement Accountants, and (ii) the Cash Balance Calculation resulting from the determination set forth in Goble's Report, is greater than (B) the difference between (i) the Cash Balance Calculation resulting from the determinations of the Settlement Accountants, and (ii) the Cash Balance Calculation resulting from the Company's determination

Company:________                                                  Goble:________
of the Cash Balance Calculation; otherwise, such costs and expenses of the Settlement Accountants shall be paid by the Company.

         The difference between $1,000,000 and the final determination of the Cash Balance Calculation will be paid by the Company or Goble, as the case may be, within 15 days of the final determination of the Cash Balance Calculation in accordance with the foregoing provisions.

         In addition, Goble understands and agrees that all customer account information relating to customers of the Company and its subsidiaries (other than Advantage) shall be maintained by the Company on behalf of Advantage (but shall be made available by the Company on behalf of Advantage to any regulatory authority requesting such information) and that neither Advantage or Goble shall have the right, directly or indirectly, to access, use for any purpose, sell or disclose to any person any of such customer information, except as specifically provided for in this Agreement.

9.       DISMISSAL WITH PREJUDICE OF PENDING LITIGATION.

         Contemporaneously with the execution of this Agreement, the Company and Goble shall notify the Court in Case No. 03-CA-1315, in the Circuit Court in and for Seminole County, Florida (the "Seminole County Action") and the NASD in Case Nos. 03-00998 and 03-03787 (collectively the "NASD Proceedings) that this Agreement has been reached between the Company and Goble. With respect to the Seminole County Action, the Company and Goble shall each (a) take all necessary actions to ensure that the Court removes the action from the non-jury trial docket, without prejudice; (b) refrain from initiating any discovery, including, without limitation, the taking of depositions, from the date of execution of this Agreement through the date of entry of an Order approving this Agreement; and (c) shall file a Joint Motion for Approval of the Settlement Agreement and an Order dismissing all claims, counterclaims and third party claims with prejudice, with a reservation of jurisdiction to enforce the terms of this Agreement or any Other Agreement. With respect to the NASD Proceedings, the parties shall refrain from initiating any discovery against each other, including, without limitation, the taking of depositions, from the date of execution of this Agreement through the date this Agreement is approved by the Court.

         At the time this Agreement is approved by the Court, all claims, cross-claims and counterclaims asserted by the Company or Goble against the other, or by and between Goble and Kevin M. Gagne in the NASD Proceedings, shall be dismissed with prejudice. The Company, on the one hand, and Goble and Advantage, on the other hand, shall each defend themselves against any claims brought against either or both of them in the NASD Proceedings by Scott R. Reynolds (the "Reynolds Claims") and, with respect to such claims shall (a) reasonably cooperate to jointly defend the Reynolds Claims; (b) shall each be responsible for the cost of their own counsel, without any right of indemnification from the other; and (c) shall each be responsible for paying any settlement which either may elect to enter into, or arbitration award or judgment which may be entered against either of them, without any right of indemnification or contribution. In the event that a judgment or award is entered jointly and severally against the Company, on the one hand, and Goble and Advantage, on the other hand, the parties agree that each of them shall be responsible for satisfying 50% of such judgment or award, and should either of them voluntarily pay the 50% obligation of the other such party shall have a right of indemnification for such 50% from the non-paying party.

Company:________                                                  Goble:________

         In the event that the Circuit Court refuses to approve this Agreement, the parties agree to jointly file a Petition for a Writ of Certiorari to the 5th District Court of Appeal and affirmatively seek a reversal of the Circuit Court. In the event that the refusal of the Circuit Court to approve this Agreement is affirmed on appeal, then the Company and Goble shall each have the right to elect to prosecute all claims, cross-claims and counterclaims in both the Seminole County Action and the NASD proceedings, including the taking of discovery and requesting that the Seminole County Action be docketed for either
(a) a hearing on the issue of the valuation of Goble's shares in the Company; and/or (b) a full trial on the merits of the claims, cross-claims and counterclaims asserted by the parties.


10.      ALTERNATIVE TRANSFEREE.

         In the event that the Company is not able to transfer the Advantage Stock to Goble in material compliance with the rules and regulations of the NASD, the Securities and Exchange Commission or any other government or regulatory agency on or before March 31, 2004 (the "Final Date"), then Goble shall have the right to propose another transferee of the Advantage Stock and the Company shall cooperate in transferring the Advantage Stock to such transferee, including making the appropriate regulatory notices.

11.      INDEMNIFICATION.

         (a) BY THE COMPANY. The Company shall indemnify, save and hold harmless Goble from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, reasonable attorneys' fees and expenses (including fees and expenses of in-house legal counsel) and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, the "Damages"), incurred in connection with or arising out of or resulting from (i) any breach of any covenant or agreement, or the inaccuracy of any representation or warranty, made by the Company in or pursuant to this Agreement, (ii) taxes of Advantage for all taxable years (or other taxable periods) during which Advantage was a part of the consolidated group of the Company, (iii) any liability or obligation related to any legal proceedings or investigation, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, involving the business or operations of Advantage during the period from May 28, 2003 to the date immediately prior to the Effective Date, other than legal proceedings described in the Disclosure Letter, and (iv) any liability or obligation, whether accrued, absolute, contingent, known or unknown or otherwise, existing or arising out of any transaction during the period from May 28, 2003 to the date immediately prior to the Effective Date, unless such liability or obligation (A) was disclosed, reflected or reserved against in the financial statements of Advantage or (B) arose under contracts, commitments, transactions or circumstances identified in the Disclosure Letter.

         (b) BY GOBLE. Goble shall indemnify, save and hold harmless the Company and its officers, directors, employees, representatives and agents from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty, or the inaccuracy of any representation, made by Goble in or pursuant to this

Company:________                                                  Goble:________

Agreement, (ii) taxes of Advantage for all periods commencing from and after the Effective Date, (iii) any liability or obligation of Advantage related to any legal proceedings or investigation, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, involving the business or operations of Advantage prior to May 28, 2003 or on or after the Effective Date, including, without limitation, the pending NASD investigation of Advantage, and
(iv) any liability or obligation, whether accrued, absolute, contingent, known or unknown or otherwise, existing or arising out of any transaction on or after the Effective Date.

         (c) CLAIMS. If a claim for Damages is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party entitled to such indemnification shall give written notice to the indemnifying party as soon as practical after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.3. Neither Goble nor the Company will have any indemnification obligation under this Agreement unless notice is given of any claim for indemnification prior to the end of the period during which representations, warranties, covenants and agreements survive as provided in this Agreement. If any claim, lawsuit, proceeding or action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within 15 days after the service of the citation or summons); provided, that the failure of any indemnified party to give the notice required by the preceding clause shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then, except as provided below, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense provided that the indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto. The indemnified party shall cooperate (at the indemnifying party's expense) in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and provided, further, that if the indemnifying party shall not have employed counsel to direct the defense of any such action or if any such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), legal and other expenses thereafter reasonably incurred by the indemnified party shall be borne by the indemnifying party. An indemnified party shall not be entitled to any payment under an indemnity hereunder with respect to any action or portion of an action until such action or portion shall have been settled by agreement among the pertinent parties or shall have been finally determined (including any appeals unless by agreement no further appeals are taken) by a court or board of arbitration of competent jurisdiction. No indemnifying party shall be required to pay indemnification hereunder as a result of a settlement or compromise unless the indemnified

Company:________                                                  Goble:________
party shall have given its prior written consent to such settlement or compromise, which consent shall not be unreasonably withheld.

12.      MISCELLANEOUS.

         12.1. NO ASSIGNMENT. Except as provided herein, the parties hereby represent and warrant to each other that they have not made any sale, assignment, transfer, conveyance or other disposition of any of their actual or potential claims, actions, cross-claims, counterclaims, defenses and causes of action against each other and that they are authorized to execute, deliver and perform under this Agreement.

         12.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement indefinitely, except for the representations and warranties contained in Sections 3.1(d), (e),
(f) and (g), which shall survive until December 31, 2003.

         12.3. TIME IS OF THE ESSENCE. Time is of the essence.

         12.4. VENUE. Sole and exclusive venue for enforcement of this Agreement and any subsequent court proceedings thereon or relating thereto shall be in the trial courts in and for Seminole County, Florida.

         12.5. WAIVER. The failure of any party to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but the parties hereto shall have the right to declare any such default at any time. No waiver by any party of a default by another party shall be implied, and no express waiver by any party shall affect any default other than the default specified in such waiver and then only for the time and extension stated therein. No waiver of any term, provision, condition or covenant of this Agreement by any party shall be deemed to imply or constitute a further waiver by any party of any other term, provision, condition or covenant of this Agreement. Notwithstanding any applicable law, the terms of this Section and the other provisions of this Agreement may not be waived by any prior, contemporaneous, concurrent, or subsequent course of dealing, course of conduct or trade practice.

         12.6. ARMS-LENGTH AGREEMENT. The parties hereto mutually acknowledge and agree that this Agreement and the matters memorialized herein have been fully negotiated with the assistance of counsel at arms-length. The parties further stipulate and agree that (a) the choice of law, venue and jurisdiction clauses contained in this Agreement are reasonable, (b) neither party had overwhelming bargaining power and (c) all parties were represented by counsel of their choice and were fully advised concerning this Agreement.

         12.7. ENTIRE AGREEMENT. The parties are not relying upon any prior, contemporaneous, or concurrent oral, tacit, or written representation, statement, letter agreement, understanding, side-deal, inducement, warranty, or utterance as an inducement to enter into this Agreement. This written Agreement and the Other Agreements together constitute the entire understanding of the parties with respect to the disposition of the matters contained herein and all oral, tacit, or

Company:________                                                  Goble:________
written representations, side-deals, conversations, inducements, understandings, warranties, utterances or agreements made prior to, contemporaneously with, and/or concurrently with the execution and delivery of this Agreement are merged into this written document and are of no further force and effect.

         12.8. MODIFICATIONS. No change, modification or waiver of any provision of this Agreement or any Other Agreement shall be valid or binding unless it is in writing and signed by all parties to this Agreement or the Other Agreement, as the case may be. Notwithstanding any applicable law, the terms of this Section and all other provisions of this Agreement or any Other Agreement may not be waived by any prior, contemporaneous, concurrent, or subsequent course of dealing, course of conduct, trade practice, or attempted modification.

         12.9. SUCCESSORS AND PARTIES IN INTEREST. This Agreement is binding upon all parties and, as applicable, its or his officers, directors, shareholders, affiliates, parent companies, subsidiaries, related entities, employees, representatives, legal representatives, assigns, transferees, predecessors, heirs, partners, principals, attorneys and agents.

         12.10. CONSTRUCTION. This Agreement was negotiated and prepared jointly by the parties hereto and their respective legal counsel. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. The headings in this Agreement are only for convenience and cannot be used in interpretation.

         12.11. ATTORNEYS' FEES. In any proceeding to enforce or concerning this Agreement, in addition to any other relief that the prevailing party may be entitled to, the prevailing party shall be entitled to recover their attorneys' fees and costs incurred at the trial and appellate levels, including, without limitation, any attorneys' fees and costs incurred in litigating the entitlement to and amount of such attorneys' fees and costs.

         12.12. CHOICE OF LAW. This Agreement shall be construed in accordance with the laws of the State of Florida, and any dispute arising out of, connected with, related to, or incidental to the relationship between the parties in connection with this Agreement, whether arising in tort, contract, equity, or otherwise, shall be resolved in accordance with the internal laws (as opposed to the conflicts of laws provisions) and decisions of the State of Florida.

         12.13. SEVERABILITY. Wherever possible, each portion of this Agreement shall be interpreted in such a manner as to be valid, effective and enforceable under the applicable law. If any portion of this Agreement is held to be invalid, illegal, against public policy, or unethical by a court of competent jurisdiction or other regulatory or administrative authority, under the terms hereof, such provision shall be severed therefrom and such invalidity shall not affect any other portion of this Agreement, the balance of which shall remain in, and have its intended, full force and effect.

         12.14. NOTICES. All notices permitted under this Agreement shall be sent to:

Company:________                                                  Goble:________

                  FOR GOBLE:               282 Snowfields Run
                                           Lake Mary, Florida 32746
                                           Facsimile: 407.805.0900

                  WITH A COPY TO:          Lee & Amtzis, P.L.
                                           5550 Glades Road, Suite 401
                                           Boca Raton, Florida  33431
                                           Attn: Eric Lee, Esq.
                                           Facsimile: 561.981.9980


                  FOR THE COMPANY:         Empire Financial Holding Company
                                           1385 West State Road 434
                                           Longwood, Florida  32750
                                           Attention: Kevin M. Gagne, Chief
                                                      Executive Officer
                                           Facsimile: 407.682.1664

                  WITH A COPY TO:          Greenberg Traurig, P.A.
                                           1221 Brickell Avenue
                                           Miami, Florida 33131
                                           Attn:  Phillip J. Kushner, Esq.
                                           Facsimile: 305.579.0717

                                           and

                                           Greenberg Traurig, P.A.
                                           450 South Orange Avenue, Suite 650
                                           Orlando, Florida 32801
                                           Attn:  David Oliver, Esq.
                                           Facsimile: 407.841.1295


or such other addresses which the parties may designate in writing from time to time.

         12.15. COUNTERPARTS. If the parties deem it expedient, this Agreement may be executed in counterparts, with each counterpart being of equal dignity.

         12.16. FURTHER DOCUMENTS. In the event that further documents are required or permitted to be executed in order to effectuate the purposes of this Agreement, then each of the Company and Goble hereby covenant and agree that they shall execute such documents within three business days of receipt of such request, together with a copy of the proposed documents.

         12.17. MUTUAL SIGNATURE. The parties expressly acknowledge and agree that this Agreement is not binding on any party unless and until it has been signed by all parties in the spaces provided below or in counterparts and unless and until payment has been made as contemplated hereunder.

Company:________                                                  Goble:________

         12.18. LEGALITY. The parties represent, warrant and covenant that they know of no reason why this Agreement is in violation of any federal, state, or local statute, regulation, rule or ordinance.

         12.19. JURY TRIAL. AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL OR TO HAVE A JURY PARTICIPATE IN RESOLVING A DISPUTE, WHETHER SOUNDING IN TORT, CONTRACT, EQUITY, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT.

Company:________                                                  Goble:________

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase and Settlement Agreement on the date first set forth above.

                                     EMPIRE FINANCIAL HOLDING COMPANY,
                                     a Florida corporation


                                     By: /s/ KEVIN M. GAGNE
                                         -------------------------------------
                                          Kevin M. Gagne
                                          Chief Executive Officer

                                     RICHARD L. GOBLE, individually and as
                                     trustee of the Goble First Revocable Trust



                                     /s/ RICHARD L. GOBLE
                                     ------------------------------------------
                                         Richard L. Goble


                                     HENRY N. DREIFUS, individually


                                     /s/ HENRY N. DREIFUS
                                     ------------------------------------------
                                         Henry N. Dreifus


                                     KEVIN M. GAGNE, individually


                                     /s/ KEVIN M. GAGNE
                                     ------------------------------------------
                                         Kevin M. Gagne


                                     BRADLEY L. GORDON, individually


                                     /s/ BRADLEY L. GORDON
                                     ------------------------------------------
                                         Bradley L. Gordon


                                     JOHN J. TSUCALAS, individually


                                     /s/ JOHN J. TSUCALAS
                                     ------------------------------------------
                                         John J. Tsucalas